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                                                          EXHIBIT 99.2



FOR IMMEDIATE RELEASE                                CONTACT: Gretchen Roede
                                                              Meghan O'Shea
                                                              215.732.4100

              CELLULARVISION USA INTENSIFIES INTERNET FOCUS IN 1998
                 SuperCharge(SM) Feature Added to SPEED(SM) Service

JANUARY 22, 1998 (New York) - CellularVision USA (Nasdaq: CVUS) announced today it will be focusing its near-term growth strategy on bringing its unique, super high-SPEED Internet access services to market. As part of this strategic focus, the company also announced that it is now marketing SuperCharge(SM), a new feature that will be offered in conjunction with its previously introduced Internet access product, SPEED(SM).

CVUS' SuperCharge(SM) service allows residential and business Internet users to "supercharge" their existing Internet access service by integrating SPEED(SM), a 48,000 Kbps wireless modem, with their existing Internet access service. SuperCharge(SM) customers can use any Internet Service Provider (ISP) they select, and ISPs can team with CVUS to enhance the services they offer to clients without upgrading their own systems.

The SuperCharge(SM) service will be offered at a fraction of the cost of other Internet delivery services offering comparable speeds. Additionally, the wireless nature of CVUS offerings means fast installation.

"This revolutionary service will be incredibly attractive to businesses and individuals who are looking for high-speed Internet access at an affordable price," added Shant Hovnanian, chief executive officer of CVUS.

As part of the intensified focus on its Internet business, CVUS has shifted sales and marketing resources from its wireless multi-channel television operations to the Internet product and service offerings. In addition, the subscription television sales, marketing and operations forces have been reduced by 43 people. This action will allow the company to concentrate its immediate resources on bringing its Internet access services to market.

Gary MacGregor, vice-president of sales and marketing for CellularVision of New York (CVNY), since 1995, has taken on the additional responsibility of marketing the company's Internet service. Previously, MacGregor shared marketing responsibilities

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with Bruce Judson who has left the company. MacGregor has over 23 years of marketing experience in the cable television and broadband wireless industries.

"Over the past six months, CVUS' Internet team has worked to perfect our suite of Internet products and market positioning. It is now time to focus on our sales efforts by aggressively targeting customers on a building-by-building basis within our service area," said MacGregor.

"We have a 'first-to-market' opportunity to get our Internet product into customers' homes and offices. While multi-channel television service is still important to CVUS, we feel this is the time to concentrate our marketing efforts on selling Internet services in New York. This is where we believe the best growth and largest profit margins can be achieved," added Hovnanian. "Additionally, while growing our Internet access service, we will have the opportunity to monitor the economics of digital video applications over this high-speed Internet platform."

CellularVision USA stated clearly that the announced resource shift would in no way impact the company's relationship with its existing multi-channel television service customers. The company will continue to support its existing television subscribers with excellent channel packages priced 20 to 30 percent below competitive cable offerings.

CellularVision USA, Inc. is the first Local Multipoint Distribution Service
(LMDS) provider licensed by the FCC. This license grants CVUS 1,150 MHz of spectrum throughout the 1,100 square mile New York Primary Metropolitan Statistical Area, which encompasses approximately 8.6 million people. This equates to 98.9 million channel pops, or the greatest regional delivery capacity of any broadband wireless carrier in the country. CVUS service is not currently available in all parts of its licensed service territory. CVUS provides Super-Wireless high-SPEED Internet access and multichannel subscription television service to its customer base, and is authorized to provide local loop telephony and other telecommunications services in the state of New York. For more information about CVUS, please visit the company's Web site at www.cellularvision.com.

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This press release contains forward-looking statements within the meaning of the
Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties, including, but not limited to the possibility that technological or other factors may cause the timing and/or capacity of new products to differ materially from those projected in the forward-looking statements.